Exhibit 10.1

INTELLECTUAL PROPERTY PURCHASE AND SALE AGREEMENT

This INTELLECTUAL PROPERTY Purchase AND SALE AGREEMENT, dated as of the              day of September, 2003 (the “Agreement”), is entered into by and between BENTEC SCIENTIFIC LLC, a Delaware limited liability company with its principal place of business at 1380 East Beamer Street, Woodland, CA 95776 (the “Seller”) and MYKROLIS CORPORATION (“Mykrolis”) a Delaware corporation with a principal place of business at 129 Concord Road, Billerica, MA 01821 (the “Buyer”) with respect to the following facts:

RECITALS

1. Seller engages in the business of developing, manufacturing and marketing Polyvinyl Alcohol rollers, brushes and related products used in manufacturing processes of the, microelectronics industry, particularly semiconductors, flat panel display and rigid disks (the “Business”).

2. Buyer is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water, photoresists and vacuum systems, that are used in the semiconductor manufacturing process.

3. Seller has developed and owns certain technology relating to innovative high performance Polyvinyl Alcohol rollers and brushes and the methodology for manufacturing the same as more fully described under the definition of Intellectual Property in Section 1.5 below.

4. Seller has granted Buyer the exclusive worldwide right to distribute the products of the Business in accordance with an Exclusive Supply and Distribution Agreement of even date (the “Distribution Agreement”).

5. Seller desires to sell the Business and Buyer is evaluating the potential purchase of substantially all of the assets of the Business on terms to be determined through negotiation after Buyer has concluded its evaluation of the Business and its products and technology.

6. Seller is anxious to proceed with a transaction immediately but Buyer is unwilling to purchase substantially all of the assets of the Business before it has concluded its evaluation of the Business and Seller’s technology. In order to bridge this difference in time requirements, the Seller has proposed that it sell the Intellectual Property (as defined in Section 1.5 below) to Buyer on the terms and conditions set forth herein.

IN CONSIDERATION of these premises and of the mutual covenants and agreements herein contained, Seller and Buyer hereby agree as follows:

SECTION 1

DEFINITIONS

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement; terms defined elsewhere in this Agreement shall have the meanings ascribed to them at the location of their definition. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

1.1. “Business” is defined in Recital 1 above.

1.2. “Closing” is defined in Section 3.1 below.

1.3. “Closing Date” means September         , 2003.

1.4. “Distribution Agreement” is defined in Recital 4 above.

1.5. “Intellectual Property” means all technology, ideas, inventions, designs, proprietary technical information, technical and other data, material, know-how, manufacturing and operating specifications, formulae, trade secrets, computer programs, hardware, software, drawings, procedures, processes, labor sequences and routings, quality assurance tests and procedures and assembly and testing protocols and designs of machinery related to: (a) PVA molded on the core brushes and rollers; (b) PVA mold release technology; (c) alcohol resistant PVA; (d) the interface between PVA and copper technologies; and (e) directed fluid flow through brush or roller nodes, owned, developed or controlled by Seller on the Closing Date including any and all patents, patent applications, patent licenses, invention disclosures, copyrights, trademarks, service marks, processes, designs, drawings, procedures, know-how and other intellectual property rights owned by Seller and used in the conduct of the Business.

1.6. “Products” means PVA brushes, rollers and related products currently manufactured and marketed by the Business as well as new products based upon or derived from the Intellectual Property.

1.7. “PVA” means Polyvinyl Alcohol.

SECTION 2

PURCHASE AND SALE OF INTELLECTUAL PROPERTY

2.1. Sale of Intellectual Property. Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of the other party hereto Seller hereby agrees to sell, convey, transfer, and assign to Buyer at the Closing, and Buyer hereby agrees to purchase from Seller the Intellectual Property. In accordance therewith at the Closing the Seller shall assign and transfer the entire right, title, and interest in and to the Intellectual Property in the United States and foreign countries and the patents included in the Intellectual Property (including but not limited to all reissues, divisions, continuations and extensions of such patents) all rights of action arising from such patents, all claims for damages by reason of past infringement of such patents and the right to sue and collect damages for such infringement, to be held and enjoyed by the Buyer for its own use and benefit and for its successors and assigns as the same would have been held by the Seller had this assignment not been made.

2.2. Purchase Price. Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties, and agreements of Seller and in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Intellectual Property, Buyer will at the Closing deliver or cause to be delivered, in full payment therefor, the sum of Three Million and No/100 dollars ($3,000,000.00) in cash.

SECTION 3

CLOSING PROCEDURES

3.1. The Closing. The closing of the transactions provided for in this Agreement (the “Closing”) is to take place at the offices of the Buyer listed in Subsection 15.1 below, on the Closing Date at 10:00 A.M. EDT, as such date may be extended by mutual agreement of the parties. All transactions pursuant to the Closing of this Agreement shall be deemed to occur simultaneously.

3.1.1. Obligations of Seller at Closing. At the Closing, Seller shall deliver to Buyer the following:

(a)	Seller shall deliver a General Bill of Sale and Instrument of Assignment, in form and substance satisfactory to Buyer, together with such other deeds, bills of sale, assignments and instruments of transfer as shall be appropriate to transfer the Intellectual Property to Buyer and to carry out the intent of this Agreement and as shall be sufficient to convey to and vest in Buyer all right, title and interest of Seller in and to the Intellectual Property;

(b)	Documents in form and substance satisfactory to Buyer executed by Illinois Tool Works, Inc. terminating all provisions of the agreement dated May 2, 2002 between the said ITW, Inc. and Seller with respect to the Business (including, without limitation, all non-competition covenants contained in section 4 thereof) and terminating any claims that the said Illinios Tool Works may have had thereunder to the Intellectual Property;

(c)	Documents in form and substance satisfactory to Buyer executed by Bay Business Credit waiving and releasing all liens and claims with respect to the Intellectual Property;

(d)	Documents in form and substance satisfactory to Buyer executed by Kevin Douglas waiving and releasing all liens and claims with respect to the Intellectual Property; and

(e)	All other certificates, documents and instruments reasonably requested by Buyer or required to be delivered to Buyer pursuant to the provisions of this Agreement.

Simultaneously with such deliveries, Seller will put Buyer in physical possession and operating control of the Intellectual Property.

3.1.2. Obligations of Buyer at Closing. At the Closing but subject to the provisions of Section 3.2 below, Buyer shall deliver or cause to be delivered to Seller the following:

(a)	The cash payment in the amount and manner specified in Section 2.2;

(b)	Such other certificates, documents and instruments reasonably requested by Seller or required to be delivered to Seller pursuant to this Agreement.

3.2. Escrow of Purchase Price. In the event that: (i) at the Closing Seller fails to deliver the documents specified in clauses 3.1.1(b), 3.1.1(c), or 3.1.1(d) above; or (ii) on the Closing Date any other lien or encumbrance against the Intellectual property exists, then, in such event, the entire of the purchase price specified in Subsection 2.2 above shall be placed in escrow to be held by an escrow agent satisfactory to Buyer pursuant to an escrow agreement in form and substance satisfactory to Buyer. The purchase price shall be released from escrow upon the delivery to Seller of the documents specified in clauses 3.1.1(b), 3.1.1(c), and 3.1.1(d) above and the release of any other such lien or encumbrance against the Intellectual Property.

SECTION 4

REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF SELLER

Seller hereby represents and warrants to and covenants and agrees with Buyer that:

4.1. Organization, etc. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary corporate power and authority to own its properties and to carry on its business as now conducted. Seller is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business.

4.2. Authority. Seller has all requisite power and authority to execute, deliver and perform this Agreement and has taken all necessary action under the Delaware Limited Liability Company Act and under its Operating Agreement and Certificate of Formation to authorize the execution, delivery and performance of this Agreement and to consummate or cause the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller; the General Bill of Sale and Instrument of Assignment and each other document or instrument executed or to be executed by Seller in accordance with this Agreement, upon execution and delivery, will, upon delivery, have been duly executed and delivered. This Agreement and the other agreements contemplated hereby to be executed by Seller constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with each of their terms.

4.3. No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with the terms and conditions hereof: (i) will not conflict with, or result in a breach of or forfeiture of any rights under (1) any relevant statute, law, ordinance, rule or regulation applicable to Seller, the Business or the Intellectual Property, or (2) the terms, conditions or provisions of the Seller’s Operating

Agreement and Certificate of Formation, or (3) any agreement promissory note, security agreement or other instrument or any judgment, order or decree to which Seller is a party or by which its properties are bound, the conflict or breach of which might adversely affect Buyer’s rights hereunder in any material respect; and (ii) will not accelerate the maturity or otherwise modify any outstanding indebtedness of Seller or result in the creation of any lien, security interest, charge or encumbrance upon any of the Intellectual Property. Seller is currently in compliance with its Seller’s Operating Agreement and Certificate of Formation.

4.4. Consents. Except as set forth on Schedule 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any other person is required in connection with the execution and delivery by Seller of this Agreement or of any other documents contemplated hereby or with the consummation of the transactions contemplated hereby.

4.5. Title to Intellectual Property. Seller has good and marketable title to the Intellectual Property, free and clear of any liens, charges, encumbrances or claims of any nature whatsoever, and such title will transfer to Buyer at Closing free and clear of any claims, liens, pledges, mortgages or encumbrances of any kind, whether absolute, contingent or otherwise.

4.6. Intellectual Property Rights. Schedule 4.6 sets forth a complete and accurate list of the Intellectual Property. Seller has the full right to prosecute all patent and copyright applications listed on Schedule 4.6 as being owned by Seller and, upon issue of any patent or copyright pursuant thereto, Seller or its transferee will own the same free and clear of any lien or encumbrance. Except as disclosed on Schedule 4.6, no right or license for the use or practice of any of such rights has been granted by Seller to any third person and no order of any governmental authority has been issued restricting Seller’s enjoyment of such rights. Schedule 4.6 clearly indicates all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property owned by any third party. Seller is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Seller of the Intellectual Property.

4.6.1.	Seller has not entered into any agreement to indemnify any other person against any charge of infringement of the Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Buyer. There are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, sale or disposition of the Intellectual Property. Seller is not in breach of any license, sublicense or other agreement relating to the Intellectual Property or the intellectual property of any third party.

4.6.2.	All patents, registered trademarks, registered service marks and registered copyrights included in the Intellectual Property are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts.

4.6.3.	The exercise and practice of the Intellectual Property in the same manner as currently used by the Business and as proposed to be conducted, and the operation and use of the Products derived from the Intellectual Property does not and will not infringe any intellectual property rights of any third party. No current or former officer, manager, equity holder, employee, consultant or independent contractor has any right, claim or interest in or with respect to all or any portion of the Intellectual Property. There is no unauthorized use, disclosure or misappropriation of any of the Intellectual Property by any employee or, to Seller’s knowledge, former employee of Seller or, to Seller’s knowledge, by any other third party. There are no royalties, fees or other payments payable by Seller to any person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of the Intellectual Property. Except as noted on Schedule 4.6: (i) Seller is aware of no claim or allegation against it in respect of any infringement of the intellectual property rights of any third party whether asserted or unasserted; and (ii) Seller has not been notified of any claim by any third party alleging that the Intellectual Property is invalid or that the practice of any of the information referred to thereon or the use or operation of the Products infringes upon any intellectual property right of a third party. Seller has not brought a proceeding alleging infringement of the Intellectual Property or breach of any license or agreement involving the Intellectual Property against any third party.

4.6.4.	Preservation of Confidentiality. Seller has taken all steps necessary to protect the confidentiality of the trade secrets and other confidential information included in the Intellectual Property, including the execution of confidentiality agreements by all employees and other persons having access to any of such information or trade secrets (such agreements containing no exceptions or exclusions from the scope of their coverage), which agreements also assign to Seller any intellectual property arising from services performed for Seller by such persons. Seller is not aware of any breach of the confidentiality of any of such information or the breach of such agreements. All use, disclosure or appropriation of such confidential information owned by Seller by or to a third party has been pursuant to the terms of a written agreement between Seller and such third party. All use, disclosure or appropriation of confidential information not owned by Seller has been pursuant to the terms of a written agreement between Seller and the owner of such confidential information, or is otherwise lawful.

4.7. Disclosure. Seller has not failed to disclose to Buyer any facts material to the Intellectual Property or the Business. No representation or warranty by Seller set forth in this Agreement, and no statement contained in any Exhibit or Schedule hereto or any certificate or writing delivered in connection with this Agreement and the transactions herein provided for contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided by such document.

4.8. Value of Remaining Assets. As of the time of the transfer of the Intellectual Property, and after giving effect to the transfer of the Intellectual Property, the value of

Seller’s assets exceeds the value of the Seller’s liabilities. Seller is paying its debts as they become due.

4.9. No Existing Discussions. Seller is not engaged, directly or indirectly, in any discussions or negotiations with any party other than the Buyer with respect to any merger, consolidation, sale of substantial assets, sale or transfer of shares of stock, partnership interests or any similar transactions related to Seller or the Business.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to and agrees with Seller that:

5.1. Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary corporate power and authority to own its properties and to carry on its business as now conducted. Buyer is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business.

5.2. Authority. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and at the Closing Date shall have taken all necessary corporate and other action (including, without limit, any necessary approvals of its board of directors) to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement, has been duly executed and delivered by Buyer and each other document or instrument executed or to be executed by Buyer in accordance with this Agreement, upon execution and delivery will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

5.3. No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with the terms and conditions hereof will not conflict with, or result in a breach of or forfeiture of any rights under: (1) any relevant statute, law, ordinance, rule or regulation applicable to Buyer; or (2) the terms, conditions or provisions of the corporate charter or the By-Laws of Buyer; or (3) any mortgage, lease, agreement or other instrument or any judgment, order or decree to which Buyer is a party or by which its properties are bound, the conflict or breach of which might adversely affect Seller’s rights hereunder in any material respect.

SECTION 6

COVENANTS OF THE SELLER

6.1. Continuation of Business. Seller covenants and agrees with the Buyer that from the date hereof and through the Closing Date, Seller will, unless otherwise specifically agreed to in writing by Buyer:

6.1.1.	Carry on the Business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore carried on and, take no action that would adversely impact the Intellectual Property;

6.1.2.	Comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Business;

6.1.3.	Not transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property.

6.1.4.	Not initiate any litigation or arbitration proceeding with respect to the Intellectual Property; and

6.1.5.	Not to take or agree to take in writing or otherwise, action which is reasonably likely to make any of Seller’s representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made or as of the Closing.

6.2. Access to Information; Preservation of Confidentiality. From the date hereof until the Closing Date, Seller shall give the Buyer and its representatives full access during normal business hours to the employees and the properties, books and records of the Business and will furnish all such information and documents relating to the Intellectual Property as the Buyer may reasonably request. In the event that this Agreement is terminated, the Buyer will keep confidential and will not disclose or make any use whatsoever of any information, documents or other material (unless ascertainable from public information or otherwise required by law to be disclosed) obtained from Seller in connection with the transactions contemplated hereby and will promptly return to Seller all documents and other written materials so obtained.

6.3. No Public Announcement. Seller shall not make any public announcement of the entering into of this Agreement or the consummation of the transactions contemplated hereby except as specifically contemplated herein or approved by Buyer.

SECTION 7

CONDITIONS TO THE CLOSING

7.1. Conditions to Closing by Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby are, at the option of the Buyer, subject to the fulfillment of each of the conditions that on or before the Closing Date:

7.1.1.	Representations and Warranties True. The representations and warranties of the Seller contained in this Agreement, the Schedules annexed hereto and in any instrument or certificate delivered by Seller hereunder shall be true and correct when made and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date;

7.1.2.	Performance of Obligations. The Seller shall have performed or complied with all of its agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by it, prior to or on the Closing Date;

7.1.3.

Receipt of Consents etc. Buyer shall have received duly executed original copies of all material consents required by this Agreement, including without limitation the documents required by clauses 3.1.1(b), 3.1.1(c), 3.1.1(d) and 3.1.1(e), in form and substance satisfactory to Buyer, as well as written evidence satisfactory to Buyer of the approval of this Agreement and the transactions contemplated hereby by the Seller’s Managers and, to the extent required by law, the Seller’s Operating Agreement, or Certificate of Formation, its members;

7.1.4.	Certain Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall be reasonably satisfactory to counsel for Buyer and such counsel shall have received all documents, instruments or copies thereof as may be reasonably requested; and

7.1.5.	Execution and Delivery of Documents, etc. The Seller shall have executed and delivered to the Buyer such other instruments and taken such other action as the Buyer may reasonably have requested or are required to be delivered pursuant to the provisions of this Agreement.

7.1.6.	Due Diligence. Buyer shall have completed and be satisfied with, in its sole discretion, its due diligence investigation with respect to the Intellectual Property.

7.2. Conditions to Closing by Seller. The obligation of the Seller to consummate the transactions contemplated hereby are, at the option of the Seller, subject to the fulfillment of each of the conditions that on or before the Closing Date:

7.2.1.	Representations and Warranties True. The representations and warranties of the Buyer contained in this Agreement, the Schedules annexed hereto and in any instrument or certificate delivered by Buyer hereunder shall be true and correct when made and at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date;

7.2.2.	Performance of Obligations. The Buyer shall have performed or complied with all of its agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by it, prior to or on the Closing Date; and

7.2.3.	Certain Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall be reasonably satisfactory to counsel for Seller and such counsel shall have received all documents, instruments or copies thereof as may be reasonably requested.

7.2.4.	Execution and Delivery of Documents, etc. The Buyer shall have executed and delivered to the Seller such other instruments and taken such other action as the Seller may reasonably have requested or are required to be delivered pursuant to the provisions of this Agreement.

SECTION 8

TRANSFER OF TECHNOLOGY

8.1 Initial Disclosure of Technology. Within ten (10) business days following the Closing Date, Seller shall furnish to Buyer, duplicate copies of the following technology included in the Intellectual Property, necessary to practice the Intellectual Property or to manufacture the Products based upon or incorporating the Intellectual Property:

8.1.1.	The specifications for the Products based upon or incorporating the Intellectual Property, which shall include the most advanced available technology developed by Seller;

8.1.2.	Cost analysis for the Products specified in clause 8.1.1;

8.1.3.	Chemical and raw material list, specification, and quantities of consumable for the production of the Products based upon or incorporating the Intellectual Property;

8.1.4.	Detailed process flow, process recipe and inspection criteria for the Products based upon or incorporating the Intellectual Property;

8.1.5.	Seller’s current quality assurance procedures, protocols and methodologies as well as a quality control instrument list;

8.1.6.	Product reliability testing checklist, procedures and conditions with respect to the Products based upon or incorporating the Intellectual Property;

8.1.7.	Seller’s most current process equipment list, specifications, drawings, blueprints, quotations and the list of suppliers for all equipment necessary or useful in the manufacture of the Products based upon or incorporating the Intellectual Property;

8.1.8.	Technical information relating to devices, instruments, computer systems used for the design and development efforts.

8.2 Other Assistance. Seller shall provide the following efforts for the efficient transfer of the technology included in the Intellectual Property:

8.2.1.	Assistance in identifying the sources for such special tooling and equipment as may be necessary to practice the Intellectual Property and to manufacture the Products based upon or incorporating the Intellectual Property;

8.2.2.	Negotiation to obtain any and all the necessary technology licences and authorizations in the most cost-effective manner;

8.2.3.	Assistance in identifying the sources for such quality control of parts and materials offered by suppliers of Seller in connection with the manufacture of the Products based upon or incorporating the Intellectual Property;

8.2.4.	Advice and consultation concerning the skills and training necessary for personnel to implement the Intellectual Property and to manufacture the Products based upon or incorporating the Intellectual Property;

8.2.5.	Advice and consultation with respect to the interpretation of the specifications and other materials supplied by Seller;

8.2.6.	Advice and consultation concerning development of equipment specifications and requirements to practice the Intellectual Property and to manufacture the Products based upon or incorporating the Intellectual Property;

8.2.7.	Such other assistance which may be reasonably requested or desired by Buyer and which Seller is able to render in order to implement the purpose of this Agreement.

8.3 Training. Seller shall provide up to 15 man-days of instructional training and 15 man-days of on-the-job experience to engineers from Buyer. These training sessions shall be arranged at reasonable intervals and convenient times mutually agreed by the parties.

8.4 Technical Assistance. Seller shall provide reasonable efforts to assist Buyer in Assistance in providing technical know how and experience in developing products meeting potential customers’ specification.

SECTION 9

MANUFACTURING LICENSE BACK

9.1. License Grant-Back. Effective at and as of the Closing, Buyer hereby grants to Seller a personal, worldwide, fully-paid, royalty-free and non-transferable license to use the Intellectual Property to manufacture the Products for sale to Buyer in accordance with the Distribution Agreement.

9.2. License Restrictions. Seller shall not use the Intellectual Property in connection with any products or services other than the Products. Seller shall not: (i) misrepresent to any person the scope of its authority under this Section 9, (ii) incur or authorize any expenses or liabilities chargeable to Buyer, or (iii) take any actions that would impose upon Buyer any obligation or liability to a third party.

9.3. Reservation of Rights. Buyer shall retain all rights in and to the Intellectual Property, including without limitation: (i) all rights of ownership in and to the Intellectual Property; (ii) the right to use the Intellectual Property for all purposes other than the manufacture of the Products pursuant to Subsection 9.1 above; and (iii) the right to license third parties to use the Intellectual Property except for the manufacture of the Products.

9.4. Limited Right to Sublicense. The License granted by Subsection 9.1 above shall include a limited right to sublicense the Intellectual Property to another person that is a supplier or contract manufacturer of Seller for the sole purpose of supplying or manufacturing components or materials to be incorporated into the Products. It shall be a condition precedent to Seller’s right to grant any such sublicense that: (i) Buyer is provided with prior notice of the name and address of the proposed sublicensee; (ii) the grant of a sublicense is required in order to obtain a component or material that is critical to the manufacture of the Products by the Seller; (iii) the sublicensee is an existing supplier or contractor of Seller in good standing; (iv) the sublicensee shall enter into a sublicense agreement which includes the same restrictions as contained in this Section 9 and which names Buyer as a third party beneficiary thereof; and (v) the due and faithful compliance with such restrictions by the sublicensee shall be guaranteed to Buyer in writing by Seller. Buyer shall take all appropriate measures at Buyer’s expense promptly and diligently to enforce the terms of any sublicense agreement. In the event that Buyer determines that Seller has failed promptly and diligently to enforce the terms of any such sublicense agreement using such standard of care, Buyer reserves the right to enforce such terms, and Seller shall reimburse Buyer for its fully allocated direct costs and expenses incurred in enforcing such sublicense agreement, plus all out-of-pocket costs and expenses, plus five percent (5%). All sublicenses shall expire and be terminable simultaneously with the expiration or termination of the license granted pursuant to Subsection 9.1 above.

9.5. Term of License. The License granted by Subsection 9.1 above shall terminate immediately upon the exercise by Buyer of the option granted pursuant to Subsection 10.1 below or of the first refusal right pursuant to Subsection 10.2 above or the exercise by Seller of the re-purchase option provided in Section 11 below. If not terminated pursuant to the preceding sentence, the license shall expire on the second anniversary of the Closing Date, but shall be subject to renewal on such terms as the parties may mutually agree.

SECTION 10

OPTION AND RIGHT OF FIRST REFUSAL TO PURCHASE BUSINESS

10.1. Option to Purchase the Remaining Assets of the Business. For a period of twelve (12) months following the Closing Date, Seller hereby grants to Buyer the right and option to purchase all or substantially all of the remaining business and assets of the Business. This option shall be exercised in accordance with and shall be subject to the provisions of Subsection 10.2 below. For the duration of this Option, the Seller shall not make an offer to or accept an offer from any person other than Buyer with respect to the sale of the remaining business and assets of the Business.

10.2. Exercise of Option. Buyer shall exercise the option granted pursuant to this Section 10.1 by giving the Seller written notice thereof (the “Option Notice”). Upon giving of the Option Notice Buyer and the Seller shall negotiate in good faith in order to conclude an asset purchase and sale agreement with respect to the remaining assets of the Business. In the event that the Seller and the Buyer shall fail to reach an agreement with respect to the terms on which the Buyer shall purchase the remaining assets of the Business, then the Appraisal Procedure set forth in Subsection 10.4 below shall be used to determine terms for such purchase.

10.3. Buyer’s Right of First Refusal. For a period of six (6) months following the expiration of the option provided in Subsection 10.1 above, Seller hereby grants to Buyer a right of first refusal to purchase the remaining business and assets of the Business. For the duration of such six month period the Seller shall not make an offer to or solicit or accept an offer from any person with respect to the sale of the remaining business and assets of the Business, without first allowing the Buyer to exercise its right of first refusal under this Subsection. The Seller shall notify the Buyer in writing (a “ROFR Notice”) in the event that it makes a determination to sell such remaining assets of the Business or receives an unsolicited offer to buy such remaining assets of the Business. Any such ROFR Notice shall be irrevocable and shall include a detailed description of the business and assets proposed to be sold and the terms upon which they are proposed to be sold. Upon receipt of a ROFR Notice, Buyer shall have forty-five (45) days to evaluate the proposal and to advise the Seller whether it wishes to exercise its rights of first refusal under this Subsection 10.3. The Seller shall provide the Buyer with such supplementary information in the Seller’s possession or reasonably available to the Seller concerning the Business and the proposal, as the Buyer may reasonably request in order to conduct its evaluation. The Seller shall not make an offer to or solicit or accept an offer from any person with respect to the rights covered by the ROFR Notice during this evaluation period or during the conduct of any negotiations for the sale of the Business. In the event that the Buyer elects to exercise its first refusal rights under this

Subsection, the Seller and the Buyer shall negotiate the terms and conditions of the purchase of the Business in good faith in order to conclude an agreement with respect thereto. In the event that the Seller and the Buyer shall fail to reach an agreement with respect to the terms on which the Buyer shall purchase the remaining portion of the Business, then the Buyer shall provide the Seller with a written summary of the terms and conditions upon which the Buyer would be willing to conclude an agreement; the Seller shall not make an offer to or accept an offer from a third party with respect to the purchase of the remaining portion of the Business, which offer is on terms equal to or more favorable to the third party than those stated in Buyer’s summary without first giving Buyer the opportunity days to match such offer. In the event that there is disagreement as to whether any such third party offer is on terms equal to or more favorable to the third party than those stated in Buyer’s summary, such disagreement shall be resolved by the appraisal procedures specified in subsection 10.4 below.

10.4. Appraisal Procedure. In the event that the Seller and the Buyer are unable to reach agreement on the proper valuation of the remaining assets of the Business or as to whether any third party offer referred to in Subsection 10.3 is on terms equal to or more favorable to the third party than those stated in Buyer’s summary thereunder, the following Appraisal Procedure shall be used. The Seller shall appoint one independent and qualified appraiser and the Buyer shall appoint a second independent and qualified appraiser. The two appraisers shall each independently determine a fair value for the remaining assets of the Business or of the terms of the third party offer referred to in Subsection 10.3 above as compared to the Buyer’s summary, as the case may be, and if the resulting values are within 10% of each other, the final value shall be the average of the two. If the two values are more than 10% apart, the two appraisers shall appoint a third independent, similarly qualified appraiser who shall independently determine a fair value for the remaining assets of the Business or of the terms of the third party offer referred to in Subsection 10.3 above as compared to the Buyer’s summary, as the case may be, and the resulting three values shall be averaged to determine a final value. The final value so determined shall be the purchase price for the Business in the case of an exercise of the option granted in Subsection 10.1 above and shall determine whether any third party offer referred to in Subsection 10.3 is on terms equal to or more favorable to the third party than those stated in Buyer’s summary thereunder. The cost of the appraisal hereunder shall be shared equally by the Seller and the Buyer.

SECTION 11

REPURCHASE OF INTELLECTUAL PROPERTY

In the event that: (i) the Buyer shall fail to exercise the option granted pursuant to Subsection 10.1 above during the option period provided therein; and (ii) shall elect not to exercise its first refusal rights upon receipt of a ROFR Notice, then in such event the Seller shall have the right and option to re-purchase the Intellectual Property from the Buyer at a price equal to the sum of: (a) Three Million and No/100 Dollars; plus (b) all out of pocket expenditures and internal costs incurred by Buyer in prosecuting and maintaining patent protection for the Intellectual property; plus (c) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). The re-purchase option granted hereby shall take effect on the earlier of the date on which Buyer declines to exercise its first refusal rights pursuant to Subsection 10.3 above or the expiration of eighteen (18) months following the Closing Date and shall continue in effect for a period of six months thereafter.

SECTION 12

NON-COMPETITION

Seller acknowledges that it will benefit substantially from the purchase by Buyer of the Intellectual Property. In consideration of the foregoing, Seller hereby agrees as follows:

12.1. No Offer of Competing Products. For a period of two (2) years from and after the Closing Date, Seller and all persons, firms, corporations and other entities directly or indirectly controlled by Seller, will not, except as expressly permitted by the Distribution Agreement, directly or indirectly through any other person or firm, manufacture, produce, market, offer for sale, sell or distribute in any county in the State of California or anywhere else in the world: (i) the Products; or (ii) any product or service directly competitive with the Products.

12.2. No Interference With Customer Goodwill. Seller will not for a period of two (2) years after the Closing Date: (i) make any disparaging statements concerning Buyer, its products, personnel or the Products; (ii) recommend a competitor or competitive products to a customer or potential customer of the Business.

12.3. Special Relief. Seller agrees that the remedy at law of Buyer for the violation of any of the provisions of this Section 12 will be inadequate and that Buyer shall be entitled to temporary and permanent injunctive relief against such violations, plus the cost of attorney’s fees.

SECTION 13

INDEMNIFICATION; GUARANTY

13.1. Survival of Representations and Warranties. All representations and warranties shall survive the Closing and shall continue in effect thereafter for a period of twenty-four (24) months following the Closing Date.

13.2. Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold harmless Buyer from, against and in respect of all liabilities, losses, claims, demands, damages, deficiencies, assessments, judgments, remediations, costs or expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) resulting from or arising out of the breach by Seller or the inaccuracy of any material representation or warranty contained in this Agreement or the breach or non-fulfillment of any material covenant or agreement on the part of Seller under this Agreement or from any material misrepresentation in or omission from any Schedule, list, certificate, document or other instrument furnished or to be furnished to Buyer hereunder whether or not such inaccuracy, breach, non-fulfillment, misrepresentation or omission was or should have been known by Buyer.

The Seller shall have no liability under this Subsection 13.2 unless, until and only to the extent that Seller shall have been given notice of and an opportunity to defend such claims prior to 5:00 P.M. Eastern Time on the second anniversary of the Closing Date and Seller shall be afforded the right to approve any settlements.

13.3. Guaranty of Seller’s Obligations. Briant Benson, a stockholder of the Seller, hereby by his individual signature below absolutely and unconditionally guarantees to Buyer the full and prompt performance by Seller of all of its obligations under this Agreement. This guaranty shall be an absolute and continuing guaranty, and the said guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Seller, any right to require a proceeding first against the Seller under the indebtedness, notice of any other default, breach or nonperformance of any agreement or obligation of the Seller under this Agreement. The said guarantor hereby expressly waives notice from Buyer of its acceptance and reliance on this guaranty and agrees to pay all costs, expenses, and fees, including all reasonable attorneys’ fees and expenses, which may be incurred by Buyer in enforcing or attempting to enforce this guaranty following any default on the part of the Guarantor, whether the same shall be enforced by suit or otherwise.

SECTION 14

TERMINATION

Anything in this Agreement to the contrary notwithstanding, this Agreement may, at any time prior to the Closing, be terminated: (a) by mutual agreement of the parties; (b) by Buyer in the event that the conditions set forth in Subsection 7.1 have not been fulfilled or waived by the Closing; (c) by Seller in the event that the conditions set forth in Subsection 7.2 have not been fulfilled or waived by the Closing. In the event of a termination hereunder neither party shall have any liability to the other except that each shall: (i) keep confidential and shall not disclose to third parties any confidential information or documents in its possession provided by the other party in connection with this transaction; (ii) make no use of any such confidential information or documents, but shall return the same to the providing party and (iii) be liable to the other for any willful breach of its representations, warranties or covenants under this Agreement. The provisions of this Section as well as Sections 6.2, 8.1 and 14 shall survive the termination of this Agreement.

SECTION 15

MISCELLANEOUS PROVISIONS

15.1. Notices. Any and all notices herein provided for or relating to the transactions contemplated by this Agreement shall be in writing and shall be deemed to have been sufficiently given to Seller or Buyer: (a) if delivered by courier service, on the date delivered; (b) if transmitted by facsimile or electronic mail, on the date transmitted (provided in the case of a facsimile a confirmatory copy of such facsimile is subsequently received by the recipient); or (c) if mailed, three (3) business days after being deposited in the United States mail, postage prepaid, by certified mail with return receipt requested and addressed to it at the address set forth below or to such other address as either party may specify by notice to the other given in accordance herewith:

If to Seller, to:	Bentec Scientific LLC
1380 East Beamer Street
Woodland, CA 95776
Attention: President
Fax: (530) 406-3306

If to Buyer, to:	Mykrolis Corporation
129 Concord Road
Billerica, MA 011821
Attention: General Counsel
Fax: (978) 436-6739

15.2. Expenses. Seller and Buyer shall each pay their own costs and expenses incurred in connection with the preparation of this Agreement and the carrying out of the transactions contemplated hereby, including the fees of their own counsel, financial advisors and accountants. Seller shall pay all of the transfer fees and taxes, if any, relating to the Intellectual Property sold to Buyer hereunder.

15.3. Entire Agreement; Modification. This Agreement contains the entire agreement and understanding of the parties hereto with respect to Buyer’s purchase of the Intellectual Property from Seller and supersedes any other oral or written statements, representations, agreements or understandings with respect thereto, which statements, representations, agreements or understandings, if any, are hereby terminated and agreed to be null, void and of no effect. In furtherance of the foregoing, This Agreement may not be modified in any manner whatsoever except by a writing signed by Seller and Buyer.

15.4. Successors and Assigns. The terms of this Agreement shall be binding upon, and the benefits of this Agreement shall inure to, the successors and assigns of the parties hereto. Buyer shall have the right to assign its rights and obligations under this Agreement to a corporation, directly or indirectly controlled by it. Such right of assignment shall include, without limitation, the right of Buyer to effect the purchase hereunder through a direct or indirect subsidiary.

15.5. Governing Law, Etc. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and the sole and proper venue for any disputes arising hereunder shall be the state or Federal Courts located in the Northern District of California.

15.6. Severability. Any provision or clause hereof which shall be invalidated by virtue of the fact that it is prohibited by law shall be ineffective to the extent of such illegality; however, this shall in no way affect the remaining provisions of this Agreement, and this Agreement shall be interpreted as if such clause or provision were not contained herein, unless such ineffective provision or clause shall be so significant as to materially affect this Agreement.

15.7. Counterparts. This Agreement may be executed and delivered in a number of counterparts, each of which, when so executed and delivered, shall be an original and all of such counterparts shall together constitute one and the same Agreement.

15.8. Joint Preparation. Seller and Buyer have each been represented by competent counsel. This Agreement is therefore deemed to have been jointly prepared by Seller and Buyer, and any uncertainty or ambiguity existing in it shall not be interpreted against the drafting party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

15.9. Waivers. One or more waivers or modifications of any covenant, term or condition in this Agreement by any party shall not be construed by any other party as a waiver or modification applicable to any subsequent breach of the same covenant, term or condition. Evidence of any such waiver or modification may not be offered or received in evidence in any proceeding, arbitration, or litigation between or among the parties hereto arising out of or affecting this Agreement, or a party’s rights or obligations under it. This limitation does not apply if the waiver or modification is in writing and duly executed as provided above.

15.10. Attorneys’ Fees. If a lawsuit or other proceeding is instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ fees as may be fixed by any court of competent jurisdiction, or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award.

15.11. Headings, Schedules and Exhibits. The headings or titles of Sections, Subsections and Clauses are for convenience of reference only and are not intended to be conclusive as to the meaning or construction of the provisions of this Agreement. Schedules 4.4 and 4.6 annexed to this Agreement each constitutes an integral component part of this Agreement and is hereby expressly incorporated herein:

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

BENTEC SCIENTIFIC LLC		MYKROLIS CORPORATION

By:	/s/ Briant Benson	By:	/s/ Jean Marc Pandraud

Name:	Briant Benson	Name:	Jean Marc Pandraud

Title:	Manager/CEO	Title:	President – COO Mykrolis Corporation

/s/ Briant Benson
Briant Benson, individually as guarantor